Exhibit 99.1

26 January 2010

For Additional Information:
Cecil Whitmore
Financial Analyst, Investor Relations
Littlefield Corporation
512-476-5141 PH
512-476-5680 FX
cwhitmore@littlefield.com

Littlefield Corporation
Completes South Carolina Acquisition

Austin, Texas - Littlefield Corporation (OTCBB: LTFD) announces that it has completed the acquisition of a bingo hall in South Carolina acting through appropriately formed and licensed wholly owned corporate subsidiaries.  This acquisition was the subject of the Company’s 30 November 2009 press release which announced the execution of an asset purchase agreement.

This acquisition should have a positive impact on earnings once initial transaction and transitional costs have been settled.

Jeffrey L. Minch, President and CEO of Littlefield Corporation made the following comment:

“This investment includes both bingo hall operations as well as the real estate associated with the hall. We plan to leverage the hall’s competitive strengths within its regional market.

We expect the hall’s financial  performance to be accretive once initial transitional and transaction costs have been made.

The transaction was vetted by careful due diligence with a discerning view of the new reality of the current economy rather than a look too far into the past or based upon stale historic performance.

We will continue to look at similar opportunities.

I would like to thank the acquisition team for their continued dedicated efforts.”

Investors are always cautioned to be careful in drawing conclusions from a single press release, the Company’s performance in a single quarter or the individual opinions of any member of the Company’s management in making their individual investment decisions.

In accordance with the safe harbor provisions of the Private Securities Reform Act of 1995: except for historical information contained herein, certain matters set forth in this press release are forward looking statements that are subject to substantial risks and uncertainties, including government regulation, taxation, competition, market risks, customer attendance, spending, general economic conditions and other risks detailed in the Company’s Securities and Exchange Commission filings and reports.